Filed pursuant to Rule 424(b)(3)

Registration No. 333-252344

COINSHARES BITCOIN ETF

(the “Trust”)

Supplement dated October 22, 2026

to

Prospectus dated July 25, 2025

This prospectus supplement (this “Supplement”) updates the prospectus of the Trust dated July 25, 2025 (as supplemented to date, the “Prospectus”) with the following information. It should be read in its entirety and kept together with your Prospectus for future reference. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the change of address for CoinShares Co., the Trust’s Sponsor.

Notwithstanding anything to the contrary in the Prospectus, effective as of the date hereof, all references to “437 Madison Avenue, 28th Floor, New York, NY 10022” shall be replaced with “1270 Avenue of the Americas, 30th Floor, New York, NY 10020-1708”.

PLEASE RETAIN THIS SUPPLEMENT
FOR FUTURE REFERENCE